EXHIBIT  99.1

NUTRACEA CLOSES PRIVATE PLACEMENT FOR $2.4 MILLION LED BY SDS CAPITAL PARNTERS LLC.

FOR IMMEDIATE RELEASE
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EL DORADO HILLS, CA., DECEMBER 23, 2004-NUTRACEA(R) (OTC BB: NTRZ) announced today that it has completed a $2.4 million bridge loan private placement to institutional and accredited investors

Steve Derby, Managing Partner of SDS Capital Partners LLC, a large institutional investor, which led the $2.4M investment said, "We look forward to working with NutraCea in the future to help execute their business model."

"The money will be very carefully allocated to execute on specific strategic initiatives to accomplish our short and long term goals. The company anticipates being able to access opportunistic mergers and acquisitions." said Brad Edson, NutraCea's newly appointed President.

According to the Company, the $2.4M, which becomes immediately accessible to NutraCea(R), will be allocated toward working capital, implementing an executive management team, clinical trials and seeking other strategic alliances and partnerships that all help to control their supply of rice bran and ultimately control their destiny.

David Lerner, V.P of Sandgrain, the NASD investment banking firm, which acted as the agent for this transaction stated, "We look forward to assisting NutraCea in all of its future business endeavors."

NutraCea (OTC BULLETIN BOARD: NTRZ) is emerging as a pioneering, science-based growth company. NutraCea is focused on becoming the world's leading bio-medical foods company through the development and distribution of its proprietary "super foods," natural arthritic relief for humans and animals and "all natural" cosmeceuticals and beauty aids. The company is headquartered at 1261 Hawk's Flight Court, El Dorado Hills, California 95762.

Interested persons are encouraged to visit the company's website at http://www.nutracea.com
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This release contains statements that are forward looking.  These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company's filings with the Securities and Exchange Commission, including most recent periodic report.

Public  Relations  Contact:
Margie  Adelman  at  NutraCea(R)
916-933-7000  ext.  646
916-220-3500  cell


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